EXHIBIT 16.1
RSM RSM US LLP 1299 Farnam Street, Ste. 530 Omaha, NE 68102 O +1 402 344 6100 F +1 402 344 6101 www rsmus.com

June 29, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Item 14 of Form 10 concerning our firm dated June 28, 2016, of US Alliance Corporation that we understand the Company intends to file with the U.S. Securities and Exchange Commission on or about June 29, 2016, and are in agreement with the statements concerning RSM contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ RSM US LLP